UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 5, 2009

STEC, INC.

(Exact name of registrant as specified in charter)

California	000-31623	33-0399154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Daimler Street, Santa Ana, California	92705-5812
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 476-1180

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 5, 2009, STEC, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., as representatives of the several underwriters named therein (the “Underwriters”), relating to the public offering and sale of 9,000,000 shares of the Company’s common stock by Manouch Moshayedi, its chairman and chief executive officer, and Mark Moshayedi, its president, chief operating officer, chief technical officer, secretary and a director (together, the “Selling Shareholders”). Pursuant to the Underwriting Agreement, the Underwriters have agreed to purchase, subject to customary closing conditions, which will result in $267.8 million in net proceeds to the Selling Stockholders before deducting offering expenses. The sale of such shares is expected to close on August 11, 2009. The Selling Shareholders have also granted the Underwriters a 30-day option to purchase up to 1,350,000 additional shares of common stock on the same terms and conditions as set forth above, solely to cover over-allotments.

The offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-160984), including the prospectus dated August 3, 2009 contained therein, as the same has been supplemented.

A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

1.1	Underwriting Agreement, dated as of August 5, 2009, by and among the Company, J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., as representatives of the several underwriters named therein, Manouch Moshayedi and Mark Moshayedi

5.1	Opinion of Reed Smith LLP regarding the legality of the common stock

23.1	Consent of Reed Smith LLP (included in Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEC, Inc.

Date: August 6, 2009	By:	/s/ Raymond Cook
Raymond Cook Chief Financial Officer

EXHIBIT INDEX

Number	Description
1.1	Underwriting Agreement, dated as of August 5, 2009, by and among the Company, J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., as representatives of the several underwriters named therein, Manouch Moshayedi and Mark Moshayedi

5.1	Opinion of Reed Smith LLP regarding the legality of the common stock

23.1	Consent of Reed Smith LLP (included in Exhibit 5.1)